SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2004

BRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809

(Address of principal executive offices, including zip code)

415-445-6530

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5:    Other Events and Regulation FD Disclosure.

On January 20, 2004, we reported our results of operations for the quarter and year ended December 31, 2003 as follows:

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $26.2 million, or $0.51 per diluted share, during fourth quarter 2003. For the year, including approximately $7.3 million of legal settlement charges recognized during third quarter 2003, FFO totaled $103.8 million, or $2.14 per diluted share. Excluding the settlement charges, FFO for the year totaled $111.2 million, or $2.29 per diluted share. For the quarter and year ended December 31, 2002, FFO totaled $29.7 million, or $0.63 per diluted share, and $124.9 million, or $2.62 per diluted share, respectively. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the fourth quarter totaled $11.6 million, or $0.23 per diluted share, as compared with $26.0 million, or $0.56 per diluted share, for the same period 2002. Operating results for fourth quarter 2003 included a $2.2 million charge, or $0.043 per diluted share, related to the announced redemption of our Series A Cumulative Redeemable Preferred Stock. Operating results for fourth quarter 2002 included a net gain on sale of $10.1 million, or $0.22 per diluted share.

Adjusted EBITDA for the quarter totaled $46.0 million, as compared with $48.1 million in fourth quarter 2002. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.) For fourth quarter 2003, revenues totaled $70.2 million as compared with $67.7 million a year ago, excluding revenues from discontinued operations of $0 and $3.6 million, respectively.

Net income available to common shareholders for the year 2003 totaled $70.3 million, or $1.48 per diluted share, as compared with $88.0 million, or $1.91 per diluted share, for the year 2002. Included in our 2003 results were legal settlement charges totaling $7.3 million relating to the settlement of two lawsuits during the third quarter. Excluding these charges, net income available to common shareholders totaled $77.6 million, or $1.64 per diluted share. In addition, the 2003 results included a net gain on sales of properties totaling $23.1 million and a $2.2 million charge related to the announced redemption of our Series A Cumulative Redeemable Preferred Stock. Operating results for the year 2002 included a net gain on sales of investments totaling $14.9 million.

Adjusted EBITDA for the year totaled $183.5 million, as compared with $189.2 million for 2002. For the year ended December 31, 2003, revenues totaled $275.1 million, as compared with revenues of $262.8 million for 2002, excluding revenues from discontinued operations of $2.0 million and $15.4 million, respectively.

Our overall earnings and FFO results were influenced by property-level same-store performance, income from properties in the lease-up phase of development, and the volume and timing associated with acquisition and disposition activities during 2003 and 2002. For the fourth quarter 2003, same-store net operating income (NOI) decreased 5% as compared with the 2002 period. For the year 2003, same-store NOI decreased 6% as compared with 2002 results. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.)

Net Operating Income by Region

Quarter Ended December 31, 2003

Region	# Units	Gross Investment	% Investment	4Q ‘03 NOI	% NOI
Southern California	8,864	$893,519	39%	$21,031	44%
Northern California	5,644	579,734	26%	13,431	28%
Mountain/Desert	5,324	483,570	21%	7,706	16%
Pacific Northwest	3,149	324,225	14%	5,426	11%
Partnership and other	488	—	—	685	1%

($ amounts in 000s) Total	23,469	$2,281,048	100%	$48,279	100%

Disposition activities during 2003 and fourth quarter 2002 reduced fourth quarter 2003 NOI by $2.1 million as compared with fourth quarter 2002. For the year ended December 31, 2003, sales of apartment communities effectively reduced NOI by $8.2 million as compared with the same period in 2002. Our disposition activities in 2003 occurred during the first and second quarters.

Acquisition activities during 2003 and fourth quarter 2002 increased fourth quarter 2003 NOI by $1.5 million as compared with fourth quarter 2002. For the year ended December 31, 2003, acquisitions effectively increased NOI by $4.2 million as compared with 2002. Our acquisition activities in 2003 occurred during the third and fourth quarters.

Same-Store Property Results

We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 22,981 apartment units owned directly by us, same-store units totaled 20,895 for the quarter, and 18,656 for the year.

Same-Store % Growth Results

Q4 2003 Compared with Q4 2002

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
San Diego, California	23%	1%	11%	-2%	3,711
San Francisco, California	21%	-8%	5%	-12%	3,488
L.A./Orange County, California	19%	3%	4%	3%	3,703
Seattle, Washington	12%	-3%	10%	-10%	3,149
Sacramento, California	9%	-3%	4%	-5%	2,156
Phoenix, Arizona	8%	-2%	4%	-5%	2,440
Salt Lake City, Utah	4%	-3%	5%	-7%	1,264
Denver, Colorado	4%	-9%	-7%	-10%	984

Total	100%	-2%	6%	-5%	20,895

Same-Store % Growth Results

2003 Compared with 2002

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
San Francisco, California	25%	-10%	2%	-13%	3,488
San Diego, California	20%	1%	0%	1%	2,923
L.A./Orange County, California	18%	4%	3%	5%	3,186
Seattle, Washington	11%	-5%	0%	-8%	2,701
Sacramento, California	9%	-3%	4%	-5%	1,896
Phoenix, Arizona	8%	-6%	5%	-11%	2,214
Salt Lake City, Utah	5%	-5%	2%	-7%	1,264
Denver, Colorado	4%	-10%	2%	-15%	984

Total	100%	-4%	2%	-6%	18,656

On a year-over-year basis, same-store operating results were affected by continued declines in market rents. Average market rent for the fourth quarter 2003 decreased 2% to $1,086 per unit, from $1,113 per unit in fourth quarter 2002. The 2003 market rent declines in several of our operating regions were partially offset by 3% market rent growth in Southern California.

Same-store physical occupancy levels averaged 94% during fourth quarter 2003 and 2002. Resident turnover averaged 68% during the year ended December 31, 2003 as compared with 64% last year.

On a sequential basis, same-store NOI decreased 3%, which was attributed primarily to operating results in the San Francisco Bay area. In this market, occupancy and market rents declined in response to seasonal patterns and weakening employment conditions that became apparent late third quarter. During the fourth quarter, S.F. Bay area average physical occupancy fell to 92% from 94% in the third quarter; market rents decreased 1.5% to $1,355 per unit, from $1,375. During the fourth quarter, average physical occupancy for our entire same-store portfolio was 94%, down from 95% in the third quarter, reflecting the impact of the S.F. Bay area. Annualized turnover averaged 61% for fourth quarter 2003, down from the third quarter level of 75%, reflecting seasonal trends.

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q4 2003	Q3 2003	Q4 2002	2003	2002
San Francisco, California	92%	94%	93%	70%	71%
San Diego, California	96%	96%	96%	66%	55%
L.A./Orange County, California	95%	96%	96%	56%	51%
Sacramento, California	94%	96%	94%	81%	74%
Seattle, Washington	93%	93%	92%	64%	59%
Salt Lake City, Utah	93%	95%	93%	73%	80%
Denver, Colorado	94%	95%	92%	76%	81%
Phoenix, Arizona	95%	93%	93%	70%	67%

Average	94%	95%	94%	68%	64%

Acquisition and Development Activity

During fourth quarter 2003, we acquired two communities for an aggregate of approximately $43.3 million: Canyon Creek, with 200 units, located in Northridge, California; and Enclave at Town Square, with 124 units, located in Chino Hills, California. We also acquired a parcel of land for the future development of 268 units located in Moreno Valley, California. The land purchase totaled $4.4 million.

During fourth quarter 2003, we had one community with 420 units in the lease-up phase: Pinnacle at Denver Tech Center, located in Greenwood Village, Colorado. Occupancy for this lease-up community averaged 88% of total units during fourth quarter 2003 and achieved 90% by the end of the quarter.

We currently have four communities with a total of 744 units under construction, for a total estimated investment of $146.4 million, and an estimated balance to complete totaling $45.5 million. Expected delivery dates for these units range from first quarter 2004 through fourth quarter 2005. All development communities are in Southern California. At December 31, 2003, we owned three parcels of land in Southern California, including the fourth quarter 2003 acquisition, representing 644 units of future development, for an estimated aggregate cost of $125 million.

At December 31, 2003, we had entered into agreements providing options to purchase or lease five parcels of land, and was actively pursuing local development approvals. The five sites are located in Northern and Southern California, representing 1,888 units of future development and an estimated total cost of $436.1 million. Anticipated construction start dates range from the first half of 2004 to the first half of 2006.

Financial and Other Information

At December 31, 2003, our combination of debt and equity resulted in a total market capitalization of approximately $3.0 billion, with a debt-to-total market capitalization ratio of 39%. Our outstanding debt of $1.2 billion carried a weighted average interest rate of 5.6% for the year ended December 31, 2003. Our coverage ratio of Adjusted EBITDA to interest expense was 3.1 times for the quarter and year. The weighted average maturity for our debt is five and a half years. At December 31, 2003, outstanding borrowings under our unsecured and secured lines of credit totaled $296 million, with a weighted average interest cost of 2.5%.

On December 2, 2003, we issued a notice of redemption to all holders of record of our outstanding 8.50% Series A Cumulative Redeemable Preferred Stock, at a redemption price of $25.17118 per share. The redemption price is equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption date will be January 29, 2004. From the redemption date forward, dividends on the 2,150,000 shares of Series A Cumulative Redeemable Preferred Stock, which are called for redemption, will no longer accrue, and holders of Series A Preferred Stock will have no rights other than the rights to receive the $25.17118 total redemption price.

In connection with the issuance of the Series A Cumulative Redeemable Preferred Stock in January 1999, we incurred approximately $2.2 million in issuance costs and recorded such costs as a reduction of shareholders’ equity. In connection with the redemption, in compliance with EITF D-42, we recognized a redemption charge of $2.2 million, or $0.043 per diluted share, during fourth quarter 2003.

Also during fourth quarter 2003, the underwriter on our third quarter common stock offering exercised an over-allotment option to purchase an additional 450,000 shares. Net proceeds from the over-allotment exercise—after all discounts, commissions and anticipated issuance costs—totaled approximately $14.6 million. Net dilution from the common stock offering was approximately $0.022 per diluted share during fourth quarter 2003.

For fourth quarter 2003, cash dividend payments to common shareholders totaled $24.4 million, or $0.4875 per share. Cash dividend payments for the year ended December 31, 2003 totaled $92.0 million, or $1.95 per share.

On October 28, 2003, we reported damages sustained to the Montanosa apartment community in the San Diego submarket of Tierrasanta, as a result of area wildfires. Two buildings containing 16 apartment units were damaged, and are now under reconstruction. The cost of repair and clean-up is estimated to be approximately $2 million, which is covered by our property damage and business interruption insurance policy.

On November 24, 2003, we announced a one-year executive succession plan, culminating with the retirement of Frank C. McDowell, our president and chief executive officer, from the role of chief executive officer at the end of 2004. On January 1, 2004, McDowell assumed the role of vice chairman and CEO, and Constance B. Moore became our president and chief operating officer. Moore will be named president and CEO on January 1, 2005.

Legal Settlements

During third quarter 2003, we executed a settlement agreement in connection with litigation with an unrelated third party regarding the Pinnacle at MacArthur Place joint venture agreement. Under terms of the settlement agreement, we paid the third party $6,500,000 and retained full ownership of the asset. Pinnacle at MacArthur Place is a recently developed and stabilized, 253-unit community in Santa Ana, California. Also during third quarter 2003, we reached a settlement agreement regarding a class action lawsuit brought against us with respect to application fees charged to residents from August 1998 to August 2003. Under terms of the settlement, we agreed to establish a $200,000 fund to reimburse prior applicants up to $5.00 per applicant, and to pay certain administration charges and legal expenses. These settlement amounts, legal fees and related expenses aggregate approximately $7.3 million, and are reported as Other expenses on the consolidated income statement for the year ended December 31, 2003.

BRE Properties, Inc.

Financial Summary

December 31, 2003

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	Dec. 31, 2003	Dec. 31, 2002
Assets
Real estate portfolio
Direct investments in real estate:
Investments in rental properties	$2,281,048	$2,143,960
Construction in progress	100,870	90,675
Less: accumulated depreciation	(239,810)	(198,292)

	2,142,108	2,036,343

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,391	10,761

Land under development	28,404	14,574

Total real estate portfolio	2,180,903	2,061,678
Cash	1,105	893
Other assets	45,957	46,142

Total assets	$2,227,965	$2,108,713

Liabilities and shareholders’ equity

Liabilities
Unsecured senior notes	$763,915	$774,570
Mortgage loans	132,414	218,194
Unsecured line of credit	196,000	181,000
Secured line of credit	100,000	—
Accounts payable and accrued expenses	36,233	38,618

Total liabilities	1,228,562	1,212,382

Minority interests	38,859	45,147

Shareholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized. 2,150,000 shares 8.50% Series A cumulative, redeemable, $25 liquidation preference, issued and outstanding; 3,000,000 shares 8.08% Series B cumulative, redeemable, $25 liquidation preference, issued and outstanding.	128,750	128,750

Common stock; $.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 49,992,198 and 45,870,723 at Dec. 31, 2003 and 2002, respectively.	500	459

Additional paid-in capital	831,294	721,975

Total shareholders’ equity	960,544	851,184

Total liabilities and shareholders’ equity	$2,227,965	$2,108,713

BRE Properties, Inc.

Financial Summary

December 31, 2003

CONSOLIDATED INCOME STATEMENTS (Unaudited)

(In thousands, except per share data)

	Quarter ended		Year ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
REVENUE
Rental income	$66,323	$64,250	$260,660	$247,357
Ancillary income	3,185	2,816	12,139	11,076
Partnership and other income	685	673	2,344	4,347

Total revenue	70,193	67,739	275,143	262,780

EXPENSES
Real estate expenses	21,914	19,473	82,873	73,164
Depreciation	13,854	12,108	53,046	44,596
Interest expense	14,975	15,637	59,617	56,106
General and administrative	2,262	2,258	10,062	9,847
Other expenses	—	—	7,305	—

Total expenses	53,005	49,476	212,903	183,713

Income before net gains on investments, minority interests in consolidated subsidiaries and discontinued operations	17,188	18,263	62,240	79,067
Net gains on investments	—	—	—	4,862

Income before minority interests in consolidated subsidiaries and discontinued operations	17,188	18,263	62,240	83,929
Minority interests	719	799	3,195	3,682

Income from continuing operations	16,469	17,464	59,045	80,247
Discontinued operations:
Net gain on sales	—	10,067	23,147	10,067
Discontinued operations, net (1)	—	1,146	936	5,495

Total discontinued operations	—	11,213	24,083	15,562

NET INCOME	$16,469	$28,677	$83,128	$95,809

Redemption related preferred stock issuance costs	2,166	—	2,166	—
Dividends attributable to preferred stock	2,657	2,657	10,629	7,765

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,646	$26,020	$70,333	$88,044

Net income per common share – Basic	$0.23	$0.57	$1.49	$1.92

Net income per common share – Assuming dilution	$0.23	$0.56	$1.48	$1.91

Weighted average shares outstanding – Basic	49,815	45,785	47,070	45,860

Weighted average shares outstanding – Assuming dilution	50,270	45,990	47,445	46,210

(1)	Details of net earnings from discontinued operations:

	Quarter ended 12/31/03	Quarter ended 12/31/02	Year ended 12/31/03	Year ended 12/31/02
Rental and ancillary income	$—	$3,616	$1,984	$15,427
Real estate expenses	—	(1,478)	(742)	(5,967)
Depreciation	—	(717)	(306)	(2,939)
Interest expense	—	(275)	—	(1,026)

Income from discontinued operations, net	$—	$1,146	$936	$5,495

Reconciliation and Definition of Non-GAAP Financial Measures

This consent report includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other real estate investment trusts, or REITs, and, therefore, may not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is based on NAREIT’s current definition and is calculated by us as net income computed in accordance with GAAP, excluding gains or losses from sales of investments, plus depreciation, and after adjustments for unconsolidated joint ventures and minority interests convertible to common shares. We consider FFO to be an appropriate supplemental measure of the operating performance of an equity REIT because, by excluding gains or losses and depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Below is a reconciliation of net income available to common shareholders to FFO:

	Quarter ended 12/31/03	Quarter ended 12/31/02	Year ended 12/31/03	Year ended 12/31/02
Net income available to common shareholders	$11,646	$26,020	$70,333	$88,044
Depreciation from continuing operations	13,854	12,108	53,046	44,596
Depreciation from discontinued operations	—	717	306	2,939
Minority interests	719	799	3,195	3,682
Depreciation from unconsolidated entities	236	296	1,094	1,332
Net (gain) on investments	—	(10,067)	(23,147)	(14,929)
Less: Minority interests not convertible to common	(244)	(211)	(980)	(719)

Funds from operations	$26,211	$29,662	$103,847	$124,945

Other expenses (1)	—	—	7,305	—

Funds from operations, excluding Other expenses	$26,211	$29,662	$111,152	$124,945

Diluted average shares outstanding - EPS	50,270	45,990	47,445	46,210
Plus: OP units (2)	1,030	1,410	1,145	1,560

Diluted average shares outstanding – FFO	51,300	47,400	48,590	47,770

Net income per common share – Diluted	$0.23	$0.56	$1.48	$1.91

FFO per common share – Diluted	$0.51	$0.63	$2.14	$2.62

FFO per common share, excluding Other expenses – Diluted	$0.51	$0.63	$2.29	$2.62

(1)	Refers to legal settlement charges related to the settlement of two lawsuits during the third quarter of 2003.
(2)	Under FAS 128, common share equivalents deemed to be anti-dilutive are excluded from diluted EPS calculations.

Adjusted Funds from Operations (AFFO)

AFFO represents funds from operations less recurring capital expenditures. We consider AFFO to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses on investments and depreciation. Unlike FFO, AFFO also reflects that capital expenditures are necessary to maintain the associated real estate assets. Below is a reconciliation of net income available to common shareholders to AFFO:

	Quarter ended 12/31/03	Quarter ended 12/31/02	Year ended 12/31/03	Year ended 12/31/02
Net income available to common shareholders	$11,646	$26,020	$70,333	$88,044
Depreciation from continuing operations	13,854	12,108	53,046	44,596
Depreciation from discontinued operations	—	717	306	2,939
Minority interests	719	799	3,195	3,682
Depreciation from unconsolidated entities	236	296	1,094	1,332
Net (gain) on investments	—	(10,067)	(23,147)	(14,929)
Less: Minority interests not convertible to common	(244)	(211)	(980)	(719)
Less: Capital expenditures	(2,703)	(2,086)	(10,390)	(8,276)

Adjusted funds from operations	$23,508	$27,576	$93,457	$116,669

Other expenses (1)	—	—	7,305	—

Adjusted funds from operations, excluding other expenses	$23,508	$27,576	$100,762	$116,669

Diluted average shares outstanding – EPS	50,270	45,990	47,445	46,210

Plus: OP Units (2)	1,030	1,410	1,145	1,560

Diluted average shares outstanding - FFO	51,300	47,400	48,590	47,770

Net income per common share – Diluted	$0.23	$0.56	$1.48	$1.91

AFFO per common share – Diluted	$0.46	$0.58	$1.92	$2.44

AFFO per common share, excluding other expenses – Diluted	$0.46	$0.58	$2.07	$2.44

(1)	Refers to legal settlement charges related to the settlement of two lawsuits during the third quarter of 2003.
(2)	Under FAS 128, common share equivalents deemed to be anti-dilutive are excluded from diluted EPS calculations.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding minority interests, gains or losses from sales of investments, redemption related preferred stock issuance costs, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, nonrecurring charges and gains (losses) from property dispositions, which permits investors to view income from operations unclouded by noncash depreciation or the cost of debt. Following is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/03	Quarter ended 12/31/02	Year ended 12/31/03	Year ended 12/31/02
Net income available to common shareholders	$11,646	$26,020	$70,333	$88,044
Interest	14,975	15,912	59,617	57,132
Depreciation	13,854	12,825	53,352	47,535

EBITDA	$40,475	$54,757	$183,302	$192,711
Minority interests	719	799	3,195	3,682
Net (gains) on investments	—	(10,067)	(23,147)	(14,929)
Redemption related preferred stock issuance costs	2,166	—	2,166	—
Dividends on preferred stock	2,657	2,657	10,629	7,765
Other expenses (1)	—	—	7,305	—

Adjusted EBITDA	$46,017	$48,146	$183,450	$189,229

(1)	Refers to legal settlement charges related to the settlement of two lawsuits during the third quarter of 2003.

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees.) We consider NOI to be an appropriate supplemental measure of our performance because it reflects the operating performance of our real estate portfolio at the property level and is used to make decisions about resource allocations and assessing regional property level performance. Below is a reconciliation of net income available to common shareholders to net operating income:

	Quarter ended 12/31/03	Quarter ended 12/31/02	Year ended 12/31/03	Year ended 12/31/02
Net income available to common shareholders	$11,646	$26,020	$70,333	$88,044
Interest	14,975	15,912	59,617	57,132
Depreciation	13,854	12,825	53,352	47,535
Minority interests	719	799	3,195	3,682
Net (gain) on investments	—	(10,067)	(23,147)	(14,929)
Redemption related preferred stock issuance costs	2,166	—	2,166	—
Dividends on preferred stock	2,657	2,657	10,629	7,765
General and administrative expense	2,262	2,258	10,062	9,847
Other expenses (1)	—	—	7,305	—

NOI	$48,279	$50,404	$193,512	$199,076

Less: Non Same-Store NOI	4,127	3,710	33,205	28,537

Same-Store NOI	$44,152	$46,694	$160,307	$170,539

(1)	Refers to legal settlement charges related to the settlement of two lawsuits during the third quarter of 2003.

Forward-Looking Statements

In addition to historical information, we have made forward-looking statements in this report on Form 8-K. These forward-looking statements pertain to, among other things, the redemption of our Series A Cumulative Redeemable Preferred Stock and our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, as well as those factors set forth in the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K, as amended, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K, as amended, and quarterly reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2004	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary